                                                                     EXHIBIT 2.2


                                LOCK-UP AGREEMENT


         THIS LOCK-UP AGREEMENT dated as of June 2, 2000 (the "Agreement") is entered into by and between _______________ ("SECURITYHOLDER") and MAXIM PHARMACEUTICALS, INC., a Delaware corporation ("PARENT"). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

                                    RECITALS

         A. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of June 2, 2000 (the "MERGER AGREEMENT"), Parent, Parent Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB") and CYTOVIA, Inc., a Delaware corporation ("COMPANY"), Parent will acquire Company by way of a reverse triangular merger whereby Merger Sub will merge with and into Company (the "MERGER") and Company will become a wholly owned subsidiary of Parent.

         B. Securityholder is the holder of shares of Company Common Stock, Company Preferred Stock, options and/or warrants to purchase shares of Company Common Stock, in each case as set forth on the signature page hereof (collectively, the "COMPANY SECURITIES").

         C. In connection with and as a result of the Merger, Securityholder will receive shares of Parent Common Stock, options and/or a warrant to purchase shares of Parent Common Stock ("MERGER SECURITIES") in exchange for or upon exercise of the Company Securities.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

         1. RESTRICTIONS ON DISPOSITION. As an inducement to and in consideration of Parent's agreement to enter into the Merger Agreement and proceed with the Merger, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Securityholder hereby agrees, except as permitted by Section 3 below, not to, directly or indirectly, sell, offer to sell, contract to sell, transfer, assign, grant an option to purchase, cause to be redeemed or otherwise dispose of ("TRANSFER") any of the Merger Securities received by Securityholder in the Merger for a one-year period commencing on the Closing Date and ending on the first anniversary thereof (the "LOCK-UP PERIOD"). Securityholder hereby agrees and consents to the entry of stop transfer instructions with Parent's transfer agent against the transfer of the Merger Securities except in compliance with this Agreement. Securityholder may pledge, hypothecate or otherwise grant a security interest in all or a portion of the Merger Securities during the term of this Agreement; PROVIDED, HOWEVER, that any person or entity receiving such securities in pledge or hypothecation or granted a security interest in such securities, shall be subject to all of the restrictions on Transfer of such securities imposed by this Agreement to the same extent as Securityholder.


                                       1.
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         2. EXPIRATION OF LOCK-UP PERIOD. Immediately following the end of the
Lock-Up Period, all restrictions on Transfer imposed hereunder shall expire and shall not apply to any of the Merger Securities.

         3. PERMITTED TRANSFERS.

            (a) At any time on or after the 90th day immediately following the Closing Date, Securityholder may Transfer shares of Parent Common Stock in an amount not to exceed 25% of the Total Securities. As used herein, "TOTAL SECURITIES" shall mean the total number of shares of Parent Common Stock and options received by Securityholder in the Merger and/or shares of Parent Common Stock issuable upon exercise of warrants received by Securityholder in the Merger.

            (b) At any time on or after the 180th day immediately following the Closing Date, Securityholder may Transfer shares of Parent Common Stock in an amount, together with all Transfers pursuant to subsection (a) above, not to exceed 50% of the Total Securities.

            (c) At any time on or after the 270th day immediately following the Closing Date, Securityholder may Transfer shares of Parent Common Stock in an amount, together with all Transfers pursuant to subsections (a) and (b) above, not to exceed 75% of the Total Securities.

            (d) None of the restrictions on Transfers contained herein shall apply to (i) a bona fide gift or gifts, (ii) transfers to family members of Securityholder, or (iii) transfers permitted by Section 9.3 of the Merger Agreement, provided the donee, donees or transferees in each of (i), (ii) or
(iii) agree to be bound by the restrictions on Transfer contained in this Agreement.

            (e) Notwithstanding the provisions of this Section 3, Securityholder may not Transfer under this Section 3 any Merger Securities that, at the time of the proposed Transfer, are then subject to any right of repurchase in favor of Parent.

         4. SPECIAL PERMITTED TRANSFERS. At any time prior to the expiration of the Lock-Up Period, Securityholder may send written notice to Parent indicating that Securityholder desires to Transfer shares of Parent Common Stock in an amount which would not otherwise be permitted under Sections 1, 2 and 3 of this Agreement. Parent agrees to consider such requests in good faith and to make a determination, in its sole reasonable judgment, whether to approve such requests after consideration of all factors deemed by Parent to be relevant, including, without limitation, the potential effects that such Transfer may have on the market conditions relating to the Parent Common Stock.

         5. MISCELLANEOUS.

            (a) EXPIRATION OF AGREEMENT. This Agreement shall expire and be of no further force or effect upon expiration of the Lock-Up Period.


                                       2.
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            (b) GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, without giving effect to principles of conflicts of laws.

            (c) AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties hereto.



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                                       3.
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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement in the day first set forth above.


SECURITYHOLDER:


---------------------------------
[NAME]


MAXIM PHARMACEUTICALS, INC.


By:
   ------------------------------
Name:
     ----------------------------
Title:
      ---------------------------




                      [SIGNATURE PAGE TO LOCK-UP AGREEMENT]